UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2010
Oilsands Quest Inc.
(Exact name of registrant as specified in its charter)

800, 326— 11th Avenue SW Calgary, Alberta, Canada	T2R 0C5
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 263-1623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(c)         Appointment of Principal Operating Officer.

Oilsands Quest Inc. (the “Company”) appointed Susan MacKenzie as the Company’s Chief Operating Officer, commencing in April 2010.

Ms. MacKenzie was with Petro-Canada for the past twelve years in progressive strategic, operational and technical roles. As the Vice-President and General Manager of In Situ Oilsands Development and Operations, Ms. MacKenzie was responsible for leading the construction and development of the 30,000 barrel-per-day MacKay River thermal oil sands project and the acquisition and development of the Dover lands and related technology. Ms. MacKenzie’s industry experience also includes 14 years with Amoco Canada, the last four at the Wolf Lake heavy oil project.  Most recently, Ms. MacKenzie spent two years as Petro-Canada’s Vice-President of Human Resources, leading the human resources function across Petro-Canada’s four business units. She was one of the four-member senior Petro-Canada team that led the pre-merger planning for the integration of the Petro-Canada and Suncor operations.  Ms. MacKenzie holds a Bachelor’s degree in Engineering from McGill University and a Master’s degree in Business Administration from the University of Calgary.

Since May 1, 2008 (the beginning of the Company’s last fiscal year for which audited financial statements are available), Ms. MacKenzie has not had a direct or indirect material interest in any transaction or in any proposed transaction with the Company. Further, there are no family relationships between Ms. MacKenzie and any director or other executive officer of the Company.

In connection with Ms. MacKenzie’s appointment as Chief Operating Officer, the Company entered into an employment agreement with Ms. MacKenzie.  The employment agreement provides for an indefinite term and provides that Ms. MacKenzie will initially receive a base salary of $400,000(CDN). Additionally, Ms. MacKenzie is entitled to participate in all of the employee benefits provided by the Company for its employees and the Company's long and short-term incentive plans (including stock option plans) and may be paid bonuses in amounts and on such terms and conditions as determined by the Board of Directors and may also be paid bonuses upon satisfaction of certain peformance targets.  Ms. MacKenzie is also entitled to a vehicle allowance in the amount of $1,500(CDN) per month. The employment agreement provides that upon a termination of employment by the Company at any time, for any reason, or upon a Change of Control or Triggering Event (each as defined in the employment agreement), Ms. MacKenzie will receive: (a) in the event of termination on or before the first anniversary of the date of the employment agreement, a lump sum payment equal to 12 months of her monthly base salary (or 6 months of her monthly base salary in the case of a Change of Control or Triggering Event) and (b) in the event of termination after the first anniversary of the date of the employment agreement, (i) a lump sum payment equal to her monthly base salary as of the termination date multiplied by 18, (ii) a lump sum payment equal to the value of  Ms. MacKenzie’s benefits multiplied by 18, (iii) a further lump sum payment equal to Ms. MacKenzie’s average annual bonuses during the last three fiscal years preceding the termination date (or, if she has been employed for less than three fiscal years, then for the period of employment preceding the termination date) divided by 12 and multiplied by 18, and (iv) in the case of a Change of Control or Triggering Event, the payment of any unpaid portion of any bonus payments that Ms. MacKenzie is entitled to upon satisfaction of certain performance targets.

The foregoing description is qualified in its entirety by reference to the Ms. MacKenzie’s employment agreement, a copy of which will be filed with the Securities and Exchange Commission by the applicable deadline.

Item 8.01.           Other Events.

On March 30, 2010, the Company issued a press release announcing the appointment of Susan MacKenzie as the Chief Operating Officer.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.           Financial Statements and Exhibits.

(d)    Exhibits

99.1 Press Release dated March 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2010	Oilsands Quest Inc.

	By:	/s/ Garth Wong
		Name:	Garth Wong
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 30, 2010.